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                                                                      EXHIBIT 15

April 22, 2002










Riviana Foods Inc.:

We are aware that Riviana Foods Inc. has incorporated by reference in its Form S-8 Registration Statement covering the 1994 Stock Option Plan, its Form S-8 Registration Statement covering the Amended and Restated 1995 Non-Employee Director Stock Option Plan, its Form S-8 Registration Statement covering the 1997 Stock Option Plan and the Riviana Foods Inc. Savings Plan and its Form S-3 Registration Statement, its Form 10-Q for the quarter ended March 31, 2002 which includes our report dated April 22, 2002, covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.


Very truly yours,

ARTHUR ANDERSEN LLP

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS





To Riviana Foods Inc.:

We have reviewed the accompanying consolidated balance sheet of Riviana Foods Inc. (a Delaware corporation) and subsidiaries as of March 31, 2002, and the related consolidated statements of income and cash flows for the three-month and nine-month periods ended March 31, 2002 and April 1, 2001. These consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.

We have previously audited, in accordance with auditing standards generally accepted in the United States, the consolidated balance sheet as of July 1, 2001, and the related consolidated statements of income, capital accounts and retained earnings, comprehensive income and accumulated other comprehensive income, and cash flows for the year then ended (not presented separately herein), and in our report dated August 13, 2001, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet as of July 1, 2001 is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.

ARTHUR ANDERSEN LLP


Houston, Texas
April 22, 2002